                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         MICROWAVE POWER DEVICES, INC.

                                       AT

                              $8.70 NET PER SHARE

                                       BY

                         ERICSSON MPD ACQUISITION CORP.
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                                 ERICSSON INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, NOVEMBER 17, 2000 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 12, 2000 (THE "MERGER AGREEMENT"), AMONG ERICSSON INC. ("PARENT"), ERICSSON MPD ACQUISITION CORP. ("PURCHASER") AND MICROWAVE POWER DEVICES, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT SHALL CONSTITUTE 50.6% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (DEFINED AS ALL OUTSTANDING SHARES TOGETHER WITH ALL SHARES ISSUABLE UPON THE CONVERSION OF SHARES OF COMPANY PREFERRED STOCK OR ANY OTHER CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY VESTED OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              GOLDMAN, SACHS & CO.
October 20, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY TERM SHEET..........................................      1
INTRODUCTION................................................      5
   1. Terms of the Offer; Expiration Date...................      7
   2. Acceptance for Payment and Payment for Shares.........      9
   3. Procedures for Accepting the Offer and Tendering
     Shares.................................................      9
   4. Withdrawal Rights.....................................     12
   5. Certain U.S. Federal Income Tax Consequences..........     12
   6. Price Range of Shares; Dividends......................     14
   7. Certain Information Concerning the Company............     14
   8. Certain Information Concerning Ericsson, the Purchaser
     and Parent.............................................     16
   9. Financing of the Offer and the Merger.................     17
  10. Background of the Offer; Contacts with the Company;
     the Merger Agreement...................................     17
  11. Purpose of the Offer; Plans for the Company After the
     Offer and the Merger...................................     28
  12. Dividends and Distributions...........................     31
  13. Possible Effects of the Offer on the Market for
      Shares, Nasdaq Listing, Margin Regulations and
      Exchange Act Registration.............................     31
  14. Certain Conditions of the Offer.......................     32
  15. Certain Legal Matters and Regulatory Approvals........     34
  16. Fees and Expenses.....................................     37
  17. Miscellaneous.........................................     38

SCHEDULES

Schedule I -- Directors and Executive Officers of Ericsson, Parent and
Purchaser
  Schedule II -- Schedule of Transactions in Shares During the Past 60 Days

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

- We are Ericsson MPD Acquisition Corp., a newly formed Delaware corporation and a direct wholly owned subsidiary of Ericsson Inc. We have been organized in connection with the offer and have not carried on any activities other than in connection with the offer. See Section 8 -- "Certain Information Concerning Ericsson, the Purchaser and Parent."

- Ericsson Inc. is an indirect wholly owned subsidiary of Telefonaktiebolaget LM Ericsson (publ), a Swedish corporation, and the principal U.S. subsidiary of Ericsson. See Section 8 -- "Certain Information Concerning Ericsson, the Purchaser and Parent."

- Ericsson is the leading communications supplier, combining innovation in mobility and Internet in creating the new era of Mobile Internet. Ericsson provides total solutions covering everything from systems and applications to mobile phones and other communications tools. The Series A and Series B shares of Ericsson are listed on the OM Stockholm Stock Exchange under the symbol "LMEA2/A-ST" and the American Depositary Shares of Ericsson are traded on the Nasdaq National Market System under the symbol "ERICY". Each American Depositary Receipt represents one Series B share. Ericsson's Series B shares are also traded on the exchanges in Dusseldorf, Frankfurt, Hamburg, London and Paris, and on the "Swiss" Exchange in Switzerland. See Section 8 -- "Certain Information Concerning Ericsson, the Purchaser and Parent."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

- We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Microwave Power Devices, Inc. See the "Introduction" and Section 1 -- "Terms of the Offer; Expiration Date".

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

- We are offering to pay $8.70 per share, net to each seller in cash (subject to applicable withholding taxes) and without interest thereon. See the "Introduction" and Section 1 -- "Terms of the Offer; Expiration Date".

- If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See the "Introduction."

HAVE YOU ENTERED INTO ANY AGREEMENTS WITH MICROWAVE POWER DEVICE'S PRINCIPAL STOCKHOLDERS?

- We have entered into a Stockholders' Agreement with the principal stockholders of Microwave Power Devices pursuant to which the principal stockholders have agreed to tender into the offer the shares of Microwave Power Devices common stock owned by each of them, representing approximately 50.6% of the outstanding number of shares of common stock of Microwave Power Devices on a fully diluted basis. See Section 10 -- "Background of the Offer; Contacts with the Company; the Merger Agreement".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

- We are not obligated to purchase any shares unless at least 50.6% of the outstanding shares on a fully diluted basis (defined as all outstanding Microwave Power Devices shares together with all shares issuable upon the conversion of shares of Microwave Power Devices preferred stock or any other convertible securities or upon the exercise of any vested options, warrants or rights) are validly tendered and not withdrawn prior to the expiration of the offer. See Section 1 -- "Terms of the Offer" and Section 14 -- "Certain Conditions of the Offer".

- We are not obligated to purchase any shares unless and until the applicable waiting period under the HSR Act has expired or been terminated. See Section 15 -- "Certain Legal Matters and Regulatory Approvals".

     These and other conditions to our obligation to purchase shares tendered in the offer are described in greater detail in Sections 1 -- "Terms of the Offer; Expiration Date", 14 -- "Certain Conditions of the Offer" and 15 -- "Certain Legal Matters and Regulatory Approvals".

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Ericsson Inc. or one of its affiliates will provide us with the funds necessary to purchase the shares in the offer. See Section 9 -- "Financing of the Offer and the Merger".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

- Because the form of payment consists solely of cash and all of the funding which will be needed has already been arranged, and also because of the lack of any relevant historical information concerning Ericsson MPD Acquisition Corp., we do not think our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

- You will have at least until 12:00 midnight, New York City time, on Friday, November 17, 2000, to tender your shares of Microwave Power Devices common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. See Section 1 -- "Terms of the Offer; Expiration Date".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we decide to extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See Section 1 -- "Terms of the Offer; Expiration Date".

HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

- complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary; or

- tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

- if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to ChaseMellon Shareholder Services, L.L.C., prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

- You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after December 18, 2000. See Section 4 -- "Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

- To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to ChaseMellon Shareholder Services, L.L.C. while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See
  Section 4 -- "Withdrawal Rights".

WHAT DOES THE BOARD OF DIRECTORS OF MICROWAVE POWER DEVICES THINK OF THE OFFER?

- The Board of Directors of Microwave Power Devices has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, are fair to, and in the best interests of, Microwave Power Devices' stockholders, has approved the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, and has recommended that Microwave Power Devices' stockholders accept the offer and tender their shares in the offer. See the "Introduction".

WILL MICROWAVE POWER DEVICES CONTINUE AS A PUBLIC COMPANY?

- No. If the merger occurs, Microwave Power Devices will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market System or any other securities market, there may not be a public trading market for the shares and Microwave Power Devices may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13 -- "Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration".

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

- If we accept for payment and pay for at least 50.6% of the outstanding shares on a fully diluted basis, we will merge with and into Microwave Power Devices. If the merger occurs, Microwave Power Devices will become a direct wholly owned subsidiary of Ericsson Inc., and each share that remains outstanding (other than any shares held in the treasury of Microwave Power Devices, or owned by Ericsson Inc., Ericsson MPD Acquisition Corp. or any direct or indirect wholly owned subsidiary of Ericsson Inc. or of Microwave Power Devices, and any shares held by stockholders who have demanded and perfected appraisal rights under Delaware law for their shares) will be canceled and converted automatically into the right to receive $8.70 net per share, in cash or any higher price that may be paid per share in the offer (subject to applicable withholding taxes), without interest. See the "Introduction".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

- If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer.

- If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and Microwave Power Devices may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
  Section 13 -- "Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

- On October 12, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market System was $6.00 per share. See Section 7 -- "Certain Information Concerning the Company".

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

- You can call Innisfree M&A Incorporated, the Information Agent, at (212) 750-5833 or (888) 750-5834 or Goldman, Sachs & Co., the Dealer Manager, at
  (212) 902-1000 or (800) 323-5678. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Microwave Power Devices, Inc.:

                                  INTRODUCTION

     Ericsson MPD Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Ericsson Inc., a Delaware corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.01 per share (the "Shares"), of Microwave Power Devices, Inc., a Delaware corporation (the "Company"), that are issued and outstanding, for $8.70 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Purchaser is a newly incorporated Delaware corporation formed by Parent in connection with the Offer and the transactions contemplated hereby. Parent is an indirect wholly owned subsidiary of Telefonaktiebolaget LM Ericsson (publ), a corporation organized under the laws of the Kingdom of Sweden ("Ericsson"). See
Section 8 for additional information concerning Ericsson, Parent and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman, Sachs" or the "Dealer Manager"), which is acting as Dealer Manager for the Offer, ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), which is acting as the Depositary, and Innisfree M&A Incorporated (the "Information Agent"), which is acting as the Information Agent, incurred in connection with the Offer. See
Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     CIBC World Markets Corp. ("CIBC World Markets") has delivered to the Board a written opinion dated October 12, 2000 to the effect that, as of the date of the opinion and based upon and subject to the matters described in such opinion, the $8.70 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). A copy of the written opinion of CIBC World Markets is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith. Holders of Shares are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by CIBC World Markets.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE 50.6% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (DEFINED AS ALL OUTSTANDING SHARES TOGETHER WITH ALL SHARES ISSUABLE UPON THE CONVERSION OF SHARES OF COMPANY PREFERRED STOCK OR ANY OTHER CONVERTIBLE SECURITIES OR UPON THE

EXERCISE OF ANY VESTED OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     Parent and Purchaser have entered into a Stockholders' Agreement, dated as of October 12, 2000 (the "Stockholders' Agreement"), with certain stockholders of the Company, namely George Sbordone, James Silver, Lee Leong, Alfred Weber and Charter Technologies Limited Liability Company, the Company's largest stockholder (collectively, the "Principal Stockholders"), pursuant to which, among other things, the Principal Stockholders have agreed to (i) tender their Shares in the Offer (which Shares currently represent in the aggregate approximately 50.6% of the outstanding Shares on a Fully Diluted Basis), (ii) vote such Shares in favor of the Merger and (iii) grant to Purchaser an option to purchase such Shares at $8.70 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount") upon the terms and subject to the conditions set forth in the Stockholders' Agreement. See Section 10.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 12, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $8.70 net in cash, or any higher price that may be paid per Share in the Offer (subject to applicable withholding taxes), without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in
Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in
Section 5.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

     The obligations of each party to effect the Merger are subject to the satisfaction of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under Delaware Law and the Company's Amended and Restated By-laws, the affirmative vote of the holders of a majority of the outstanding Shares present at the meeting of stockholders and entitled to vote is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of October 19, 2000, 10,709,064 shares of Common Stock were issued, consisting of 10,709,064 shares of Common Stock outstanding and no shares of Common Stock held in the treasury of the Company. In addition, the Company has advised Parent that as of October 19, 2000, 1,383,996 shares of Common Stock were reserved for issuance pursuant to employee stock options and 613,457 options have vested as of October 19, 2000. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 5,729,196 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 9,638,158 Shares.

     Purchaser does not intend to offer any subsequent offering period in connection with the Offer unless Purchaser comes to a written agreement with the Company that would provide for such subsequent offering period.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Friday, November 17, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition). Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the cash price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the cash price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in the Merger Agreement or otherwise adversely affects the holders of Shares.

     The Merger Agreement also provides that, without the consent of the Company, Purchaser may extend the Offer beyond the scheduled initial expiration date, which shall be the twentieth business day from and after the date the Offer is commenced, in the following circumstances: (i) from time to time for the shortest time periods which Purchaser reasonably believes are necessary until the consummation of the Offer; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the outstanding Shares on a Fully Diluted Basis. In addition, pursuant to the Merger Agreement, if on the then applicable expiration date of the Offer, the sole condition(s) remaining unsatisfied are (i) the failure of the waiting period under the HSR Act or under any applicable material non-United States statutes or regulations, (ii) the process pursuant to requirements of Section 271 of Title VII, of the Defense Production Act of 1950, as amended and the regulations promulgated thereunder (the "Exon-Florio Provision") has not been completed, and/or (iii) any waiting period applicable to the consummation of the Offer under the applicable International Traffic in Arms Regulations of the U.S. Department of State (the "Arms Regulations") shall not have expired or been terminated, then, Purchaser shall extend the Offer from time to time until the earlier to occur of (x) January 31, 2001 and (y) the fifth business day after the latest to occur of the expiration or termination of the applicable waiting period under the HSR Act or under any applicable material non-United States statutes or regulations, the satisfaction of any requirements under the Exon-Florio Provision, as applicable, and the expiration or termination of the waiting period under the Arms Regulations.

     Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to

Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. If Shares are not accepted for any reason, Purchaser will promptly after the Expiration Date return such Shares. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of

     Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 12, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT IMPOSITION OF BACKUP WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 18, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares that are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986 (including U.S. citizens or resident alien individuals, and corporations or partnerships organized under the laws of the United States or any political subdivision thereof), and that hold Shares as capital assets (generally assets held for investment). The discussion does not address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a holder of Shares, or to holders subject to special tax rules (including holders of Shares received pursuant to the exercise of employee stock options or otherwise as compensation).

     THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT U.S. FEDERAL INCOME TAX LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction under U.S. federal income tax law (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received in exchange therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to U.S. federal income tax on the net amount of such capital gain at a maximum rate of 20%, provided that the Shares were held for more than 12 months prior to their disposition. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Shares should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

     6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low closing prices per Share on Nasdaq as reported by http://finance.yahoo.com and the amount of cash dividends paid or declared per Share according to published financial sources.

                               SHARES MARKET DATA

                                                            HIGH      LOW     DIVIDENDS
                                                           ------    -----    ---------
1998:
First Quarter............................................  $ 8.81    $5.00       $0
Second Quarter...........................................    8.88     5.75        0
Third Quarter............................................    6.81     2.56        0
Fourth Quarter...........................................   11.13     2.25        0

1999:
First Quarter............................................  $12.81    $6.69       $0
Second Quarter...........................................   18.00     9.31        0
Third Quarter............................................   21.25     8.44        0
Fourth Quarter...........................................   16.13     7.00        0

2000:
First Quarter............................................  $11.63    $7.50       $0
Second Quarter...........................................    8.63     4.94       $0
Third Quarter............................................    8.38     4.06       $0
Fourth Quarter (through October 12, 2000)................  $ 7.03    $5.50       $0

     On October 12, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $6.00. On October 19, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $8.53. As of October 19, 2000, the approximate number of holders of record of the Shares was 38.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company designs, manufactures and sells highly linear power amplifiers and related subsystems to the worldwide wireless telecommunications market. These amplifiers, which are a key component in wireless base stations and other wireless telecommunications networks, increase the power of radio frequency ("RF") and microwave signals with low distortion for both wireless data and voice applications. The Company's wireless telecommunications products consist of solid-state, RF and microwave, single and multi-channel power amplifiers that support a broad range of analog and digital transmission protocols including AMPS, CDMA, TDMA, TACS, GSM, W-CDMA and cdma2000. These products are marketed to the cellular, personal communications services, paging and wireless local loop segments of the wireless telecommunications industry. The Company's largest wireless telecommunications customers are integrated wireless telecommunications original equipment manufacturers. The Company is also pursuing opportunities with emerging wireless telecommunications infrastructure equipment manufacturers and service providers.

     In addition to its presence in the wireless telecommunications industry, the Company designs and manufactures high-power, solid-state amplifiers for satellite communications and medical applications. The Company also designs and manufactures amplifiers and other products for the military market.

     The Company was incorporated in Delaware in July 1991 to acquire the stock of MPD Technologies, Inc., the Company's operating subsidiary. MPD Technologies, Inc. was incorporated in New York in 1967. The Company's common stock, par value $.01, trades on the Nasdaq National Market System under the symbol "MPDI". Its principal executive offices are located at 49 Wireless Boulevard, Hauppauge, New York and its telephone number is (631) 231-1400.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, and depreciation and amortization. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                                INCOME STATEMENT
                (AMOUNTS IN $ THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PROJECTIONS
                                                             ---------------------------------------
                                                                         QUARTER ENDING
                                                             ---------------------------------------
                                                             SEPTEMBER 30, 2000    DECEMBER 31, 2000
                                                             ------------------    -----------------
Wireless Sales.............................................       $  5,821             $ 15,043
Satellite, Medical, Other Comm.............................          2,359                2,711
Military Sales.............................................          5,707                7,301
                                                                  --------             --------
NET SALES..................................................         13,887               25,055
COST OF SALES..............................................        (11,266)             (18,498)
GROSS PROFIT...............................................          2,620                6,557
OPERATING EXPENSES.........................................         (3,059)              (3,912)
                                                                  --------             --------
OPERATING INCOME...........................................           (439)               2,645
Int Exp, Net...............................................           (360)                (405)
Income Before Taxes........................................           (799)               2,240
Tax Provision..............................................            318                 (896)
                                                                  --------             --------
Net Income.................................................           (481)               1,344
                                                                  ========             ========
Earnings Per Share -- BASIC................................          (0.04)                0.13
Earnings Per Share -- DILUTED..............................          (0.04)                0.12

     Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company". While presented with numerical specificity, these projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the fiscal year ended December 31, 2000 may vary materially from that shown above.

     In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's, Parent's nor Ericsson's independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent and Purchaser or any other person to whom these projections were provided that the projected results will be achieved. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

     8. CERTAIN INFORMATION CONCERNING ERICSSON, THE PURCHASER AND PARENT.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 740 E. Campbell Road, Richardson, Texas 75081 and its telephone number is (972) 583-0000. Purchaser is a direct wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of the State of Delaware. Parent is an indirect wholly owned subsidiary of Ericsson and the principal U.S. subsidiary of Ericsson. Its principal offices are located at 740 E. Campbell Road, Richardson, Texas 75081, and its telephone number is (972) 583-0000.

     Ericsson is a corporation organized under the laws of the Kingdom of Sweden. Ericsson is the leading communications supplier, combining innovation in mobility and Internet in creating the new era of Mobile Internet. Ericsson provides total solutions covering everything from systems and applications to mobile phones and other communications tools. Its principal offices are located at Telefonvagen 30, S-126 25 Stockholm, Sweden and its telephone number is +46 8 719 00 00.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Ericsson, Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Ericsson, Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase and in Schedule II hereto,
(i) none of Ericsson, Purchaser, Parent nor, to the best knowledge of Ericsson, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Ericsson, Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Ericsson, Purchaser, Parent nor, to the best knowledge of Ericsson, Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Stockholders' Agreement and as otherwise described in this Offer to Purchase, none of Ericsson, Purchaser, Parent nor, to the best knowledge of Ericsson, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in the Merger Agreement, the Stockholders' Agreement and as otherwise described in this Offer to Purchase, since January 1, 1998, none of Ericsson, Purchaser, Parent nor, to the best knowledge of Ericsson, Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Ericsson, Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Ericsson, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

     9. FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $100,000,000. Purchaser will obtain all of such funds from Parent or one of Parent's affiliates. Parent and its affiliates will provide such funds from existing resources. Assuming 10,907,054 Shares outstanding as of October 19, 2000, the total amount of funds required by Purchaser to purchase the maximum amount of Shares sought by Purchaser in the Offer is $93,168,857.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER
AGREEMENT.

     In February 2000, Parent started in-depth discussions regarding sourcing activity with the Company. A project was initiated where the Company was provided with a specification for a Multi Carrier Power Amplifier intended mainly for the United States market.

     On April 27, 2000, two representatives from Ericsson Radio Access AB (a wholly owned subsidiary of Ericsson) Carl-Magnus Mansson, General Manager for the TDMA Product Line, and Jan Bohult, General Manager for Multi-Standard Radio Development, met with Alfred Weber, Chief Executive Officer of the Company in Hauppauge, New York to discuss the possibility of forming a strategic alliance between Parent and the Company with respect to the development of next generation amplifiers. Parent also expressed an interest in having Parent make an investment in the Company. Parent and the Company agreed to further discuss possible alternatives in the future.

     On May 16, 2000, Mr. Mansson telephoned Mr. Weber to discuss the Company's interest in a potential transaction with Ericsson in which Ericsson would acquire all of the Company's outstanding Shares. The discussion resulted in a meeting on May 22, 2000 in London at Ericsson's headquarters among Rolf Eriksson, Vice President of Strategic Alliances of Ericsson, Ake Karman, Financial Officer and Deputy President of Ericsson Radio Access AB, Mr. Mansson and Eric Berthels, Marketing Director of Ericsson Radio Access AB, and Mr. Weber. At such meeting, no understanding was reached.

     On July 6, 2000, Messrs. Eriksson, Karman, Mansson, and Berthels met in Hauppauge, Long Island with Mr. Weber, Thomas V. Gilboy, Chief Financial Officer of the Company, and Mr. Scover for further discussions on strategic cooperation. At this time, representatives of Ericsson visited certain facilities of the Company.

     On July 6, 2000, Ericsson and the Company entered into a Non-Disclosure Agreement.

     On August 17, 2000, Messrs. Weber, and Gilboy and a representative of the Company's legal advisor met in Stockholm, Sweden with Messrs. Eriksson, Karman, Mansson, Berthels and Mikael Sundstrom, Vice President Corporate Legal Affairs of Ericsson and a representative of Ericsson's legal advisor for further discussion of a potential acquisition transaction.

     On August 24, 2000, Ericsson and the Company entered into a
Non-Solicitation Agreement (as extended on September 14, 2000 and October 4,
2000).

     On August 24, 2000, Ericsson's Board of Directors authorized its officers and the officers of Ericsson's subsidiaries to proceed with a transaction.

     During the period from August 26 to October 12, 2000, Parent conducted extensive legal and financial due diligence on the Company's business and operations, including site visits to the Company's facilities. On September 1, 2000, counsel to Parent distributed to the Company and the Company's counsel initial drafts of the Merger Agreement and Stockholders' Agreement. During the first weeks of September, Parent and its legal and financial advisors held several negotiations with the Company and its legal advisor regarding the proposed offer price, terms and conditions of the Merger Agreement and Stockholders' Agreement.

     On September 5, 2000, Messrs. Weber and Gilboy, other employees of the Company and representatives of the Company's legal advisor met in New York with Messrs. Eriksson, Karman, Mansson, Berthels, Sundstrom, and representatives of Ericsson's legal and financial advisors for further discussion of terms of the potential acquisition transaction. Parent stated that the execution of the Stockholders' Agreement, pursuant to which the Principal Stockholders would, among other things, agree to support the acquisition transaction with Parent, would be a condition to Parent's willingness to effect the proposed acquisition transaction.

     During the period from September 12 to October 12, 2000, the Company, with advice from its legal counsel, participated in several negotiation sessions with Parent and its legal counsel with respect to the Merger Agreement and Stockholders' Agreement. Parent also continued its due diligence efforts on the Company's business and operations.

     In the evening of October 12, 2000, Parent, Purchaser and the Company executed the Merger Agreement and Parent, Purchaser and the Principal Stockholders executed the Stockholders' Agreement.

     On the morning of October 13, 2000, the Company and Ericsson issued a joint press release announcing the execution of the Merger Agreement. A copy of this press release has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser, Parent and Ericsson with the SEC in connection with the Offer and is incorporated herein by reference.

CONTACTS WITH THE COMPANY

     During the past two years, Ericsson and its present affiliates have had a generally continuous relationship with the Company as both a vendor and a customer. The Company has purchased transistors from Ericsson and its present affiliates for an aggregate amount of approximately $7,800,000 during 1999 and $1,700,000 during the first three fiscal quarters of 2000. The Company has sold high power amplifiers to Ericsson and its present affiliates for an aggregate amount of $678,000 during the first three fiscal quarters of 2000.

     MPD Technologies, Inc. ("MPD"), a wholly owned subsidiary of the Company, and Ericsson Wireless Communications, Inc. ("Ericsson Wireless"), an affiliate of Parent, are in the process of negotiating a Development and Supply Agreement (the "Development and Supply Agreement"). It is anticipated that the term of the Development and Supply Agreement will run through December 31, 2002 and, pursuant to the terms of such agreement, MPD will develop and supply, at the request of Ericsson Wireless or one of its affiliates and in accordance with Ericsson Wireless's specifications, power amplifier systems. Each party will retain its full ownership rights and interests in and to its respective intellectual property and neither party shall assign any rights under the agreement without the other party's prior written consent. The Company and Ericsson Wireless are currently parties to certain purchase orders for the purchase of Ericsson Wireless's products and have, in the past, been parties to certain purchase orders for the purchase of the Company's products. The terms and conditions of a finalized Development and Supply Agreement executed between the parties will supersede the terms and conditions of certain purchase orders.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO FILED BY PURCHASER, PARENT AND ERICSSON WITH THE SEC IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than 10 business days after the initial public announcement of the execution and delivery of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser has agreed that it shall not, without the Company's prior written consent, (i) decrease the price per Share payable in the Offer, (ii) decrease the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 14 hereof, or
(iv) otherwise change any term or condition of the Offer in a manner adverse to the holders of Shares.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation and will become a direct wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with Delaware Law. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have properly exercised appraisal rights for such Shares in accordance with Section 262 of Delaware Law) will be converted into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation will be identical to the Certificate of Incorporation and By-laws of Purchaser in effect immediately prior to the Effective Time provided, however, that the name of the Surviving Corporation shall be Microwave Power Devices, Inc.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement and the Merger (the "Stockholders' Meeting"). At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the Transactions. If Purchaser acquires at least a majority of the outstanding Shares on a Fully Diluted Basis in the Offer or otherwise, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, prepare and file with the SEC the Proxy Statement relating to the Merger Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to be effective, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated by the Merger Agreement and Section 6.01 of the Disclosure Schedule to the Merger Agreement, neither the Company nor any of the Subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or initiate any significant step to do any of the following without the prior written consent of Parent: amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of a maximum of 1,394,166 Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business are in a manner consistent with past practice; declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, (b) except in the ordinary course of business and consistent with past practice incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, (c) enter into any customer contract related to the Company's military and medical businesses, (d) enter into any other contract or agreement other than in the ordinary course of business and consistent with past practice, (e) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole or (f) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in the foregoing clauses (a)-(f); increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or pension benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend (other than as may be required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; change any of the accounting methods used by it unless required by GAAP or applicable law; make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability; pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1999 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice; amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any of the Company's subsidiaries' material rights thereunder; commence or settle any Action; or publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the election of any directors pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, take all actions necessary to cause Purchaser's designees to be elected as directors of the Company including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement also provides that, at such time, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage of (i) each committee of the Board
(ii) the board of directors of each Subsidiary and (iii) each committee of each such board as the percentage of persons designated by Purchaser shall constitute of the Board. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

     The Merger Agreement provides that, following the election of Purchaser's designees, and prior to the Effective Time, the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary shall be required to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement, the Certificate of Incorporation or By-laws of the Company, any extension of the time for the performance of any obligations or other acts of Parent or Purchaser or any waiver of the Company's rights under the Merger Agreement.

     Access to Information. Pursuant to the Merger Agreement, upon reasonable notice and at reasonable times, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access to the officers, employees, agents, properties, officers, plants and other facilities, books and records of the Company and each Subsidiary, shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. The Company shall permit Parent and/or Purchaser to have one or more observers on the premises of the Company daily until the earlier of the Effective Time or the termination of the Merger Agreement.

     No Solicitation of Transactions. The Company has agreed that it and each of its subsidiaries shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of the Offer, the Merger or any other Transaction,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger.

     The Company has agreed that it shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed that it shall advise Parent orally (within one business day) and in writing (as promptly as possible thereafter) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (iii) any changes in any such Acquisition Proposal or request.

     Employee Stock Options and Other Employee Benefits. Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan and the Company's 1999 Stock Option Plan, each as amended through the date of the Merger Agreement (the "Company Stock Option Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether vested or unvested, shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

     The Merger Agreement also provides that Parent and Surviving Corporation shall have no obligation to continue after the Effective Time any plan or arrangement in effect immediately before the Effective Time (except as otherwise required by applicable law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company or any Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or Surviving Corporation; provided, however, that Parent and Surviving Corporation shall provide substantially comparable plans or arrangements in effect immediately before the Effective Time for current or former employees, officers or directors of the Company or any Subsidiary, after the Effective Time, in a manner determined in the sole discretion of Parent. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee pension benefit plan or program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries or for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Parent shall also cause the Surviving Corporation to perform the Company's obligations under certain change in control and other agreements between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement further provides that the By-laws of the Surviving Corporation shall contain provisions granting the same rights to indemnification that are set forth in the By-laws of the Company which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     The Merger Agreement also provides that each of Parent and the Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to the Merger Agreement more than an amount per year equal to two times the current annual premiums paid by the Company for such insurance (such amount, the "Maximum Premium"). If such insurance coverage cannot be obtained, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, that, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to the Merger Agreement, does not exceed the Maximum Premium.

     The Merger Agreement also provides that from and after the consummation of the Offer, Parent shall cause the Surviving Corporation (including the provision of funds to the Surviving Corporation, if necessary) to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit. In the event any Indemnified Party becomes involved in any capacity in any Claim of the type described above, then from and after consummation of the Offer, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) (including the provision of funds to the Surviving Corporation, if necessary) to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     Consents; Approvals; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of the Merger Agreement, Parent, Purchaser and the Company shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by the Merger Agreement to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses, provided further that the Company shall be required to use its reasonable best efforts to obtain Permits, consents, approvals, authorizations, qualifications and orders only of such Governmental Authorities and parties to contracts with the Company and the Subsidiaries that are requested by Parent and/or Purchaser. Without limiting the foregoing, the Company, Parent and Purchaser shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission ("FTC") or the Antitrust Division of the United States Department of Justice ("Antitrust Division") for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act, the Company and Parent shall each request early termination of the HSR Act waiting period. Purchaser and the Company shall as soon as reasonably practicable after the date of the Merger Agreement jointly give notice of the Transactions promptly to the Chairman of the Committee on Foreign Investment in the United States ("CFIUS") pursuant to the Exon-Florio Provision, and Parent shall have the sole discretion with respect to a decision as to whether or not to withdraw the filings or notifications made by the parties under the Exon-Florio Provision. In addition, the Company, Parent and Purchaser agree to make as soon as practicable such other filings as may be necessary or required by any non-United States Governmental Authority. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

     Other Cooperation and Further Assurances. Each of Parent, Purchaser and the Company has also agreed to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, intellectual property, environmental matters, taxes, material contracts and brokers.

     Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the stockholders of the Company, if and to the extent required by Delaware Law, provided, however, that Parent and Purchaser may not assert this condition unless all Shares purchased in the Offer by them and all other Shares owned by them or their affiliates are voted in favor of the Merger Agreement and the Merger; (b) no Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement as a result of the non-satisfaction of this condition shall have used all reasonable best efforts to challenge such order, decree, injunction or ruling; (c) no Governmental Authority in the United States or in the Kingdom of Sweden or the European Union shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise materially restricting, preventing or prohibiting consummation of the Transactions; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by Parent, Purchaser or the Company if the Effective Time shall not have occurred on or prior to January 31, 2001, provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to such date and provided, further, that the Merger Agreement may not be terminated pursuant to this clause (b) after Purchaser accepts Shares for payment pursuant to the Offer; or (c) by Parent, Purchaser or the Company if any Governmental Authority in the United States, the Kingdom of Sweden or the European Union shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise materially preventing or prohibiting consummation of the Offer or the Merger; or (d) by Purchaser, Parent or the Company if Parent or Purchaser shall have terminated the Offer because of a failure of a condition set forth in the Merger Agreement and any option granted in the Stockholders' Agreement has not been exercised and is not exercisable, provided, however, that the right to terminate the Merger Agreement under this clause (d) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares in the Offer; or
(e) by the Company, if, prior to the purchase of Shares pursuant to the Offer, there shall be a material breach by Parent or Purchaser of any of the material covenants applicable to it contained in the Merger Agreement that is not cured within 15 business days after receipt of written notice from the Company of the occurrence of such breach; or (f) by the Company if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 10 business days following the date of the initial public announcement of the Offer; or (g) by Parent or Purchaser, if, due to an occurrence that if occurring after the commencement of the Offer, would result in a failure to satisfy the conditions set forth in the Merger Agreement, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to 10 business days following the date of the initial public announcement of the Offer and any option granted in the Stockholders' Agreement has not been exercised and is not exercisable; provided, however, that Parent may not terminate the Merger Agreement pursuant to this clause (g) if Parent or Purchaser is in material breach of the Merger Agreement.

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except for any obligation of the Company or Parent set forth below under the section entitled "Fees and Expenses". Notwithstanding the foregoing, nothing in the Merger Agreement shall relieve Parent, Purchaser or the Company from liability for any breach thereof and the Confidentiality Agreement shall survive any termination of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. In the event that (i) the Merger Agreement is terminated because the Board of Directors of the Company has withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders' Agreement, or approved or recommended any Acquisition Proposal and
(ii) any option granted in the Stockholders' Agreement has not been exercised and is not exercisable, then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after termination) a fee of $3 million and the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses of Parent and Purchaser.

THE STOCKHOLDERS' AGREEMENT

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE STOCKHOLDERS' AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS' AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO FILED BY PURCHASER, PARENT AND ERICSSON WITH THE SEC IN CONNECTION WITH THE OFFER. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE STOCKHOLDERS' AGREEMENT.

     Parent and Purchaser have also entered into the Stockholders' Agreement with certain stockholders of the Company, namely George Sbordone, James Silver, Lee Leong, Alfred Weber and Charter Technologies Limited Liability Company, the Company's largest stockholder (collectively, the "Principal Stockholders"), pursuant to which the Principal Stockholders have agreed (i) to tender their Shares in the Offer, (ii) to vote their Shares in favor of the Merger, if applicable, in each case subject to the conditions set forth in the Stockholders' Agreement, and (iii) to grant to Purchaser an option to purchase their Shares at the Per Share Amount, subject to the conditions set forth in the Stockholders' Agreement.

     Tender of Shares. Each Principal Stockholder, severally and not jointly, has agreed to tender, pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, and not withdraw, all such Principal Stockholder's Shares.

     Voting Agreement. Each Principal Stockholder, severally and not jointly, has also agreed that, from and after the date of the Merger Agreement and until the earlier to occur of the consummation of the Offer or the termination of the Shareholders' Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Principal Stockholder will vote (or cause to be voted) such Principal Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders' Agreement and otherwise in such manner as may be necessary to consummate the Merger, (b) except as otherwise agreed to in writing in advance by Parent against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement or of the Principal Stockholders contained in the Stockholders' Agreement, and (c) against any action, proposal, agreement or transaction, including, but not limited to, any Acquisition Proposal (other than the Merger Agreement or the Transactions) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger Agreement, the Offer or the Merger or the Stockholders' Agreement.

     Irrevocable Proxy. The Stockholders' Agreement also provides that each Principal Stockholder irrevocably grants to and appoints Rolf Eriksson and Mikael Sundstrom acting jointly and Lawrence Lyles and John Moore acting jointly, as such Principal Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Principal Stockholder's Shares at any meeting of stockholders of the Company, or consent in lieu of any such meeting, or otherwise, on the matters and in the manner specified in the foregoing paragraph.

     Grant of Option. The Stockholders' Agreement provides that each Principal Stockholder, severally and not jointly, grants to Purchaser an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, of such Principal Stockholder's Shares at the applicable Per Share Amount, net to such Principal Stockholder in cash. The Stockholders' Agreement provides further that each Option shall be exercisable only upon the occurrence of a Triggering Event and shall expire if not exercised prior to the close of business on the tenth business day following termination of the Merger Agreement. Purchaser may exercise all but not less than all of the Options as to all Principal Stockholders, at any time prior to the expiration of such Options only if one of the following occur: (i) the Offer is terminated without Purchaser purchasing Shares thereunder solely because the Minimum Condition has not been met or (ii) the Offer is consummated without that Principal Stockholder having tendered all its Shares in accordance with the Stockholders' Agreement.

     Option Closing. Under the Stockholders' Agreement, if Purchaser wishes to exercise an Option, Purchaser shall send a written notice to the applicable Principal Stockholder of its irrevocable intention to exercise the Option, specifying the place, and, if then known, the time and the date of the closing (the "Option Closing") of the purchase. At the Option Closing, (i) each Principal Stockholder whose Shares are being purchased shall deliver to Purchaser (or its designee) all of such Principal Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Principal Stockholder the aggregate Per Share Amount for such Principal Stockholder's Shares.

     Conditions to Option Closing. The Option Closing is subject to the conditions that (i) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser pursuant to the exercise of the Options illegal, or otherwise materially restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options, (ii) no Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action Purchaser and Parent shall have used their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the purchase by Purchaser of the Shares to be sold to it pursuant to the exercise of the Options and such order, decree, injunction, ruling or other action shall have become final and non-appealable,
(iii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act or under any applicable material non-United States statutes or regulations shall have expired or been terminated, (iv) any waiting period applicable to the consummation of the purchase and sale of the Shares under the Arms Regulations shall have expired or been terminated and (v) CFIUS shall have issued a written notice of determination not to conduct a full investigation pursuant to the Exon-Florio Provision or CFIUS shall have conducted a full investigation of the notification pursuant to the Exon-Florio Provision and recommended that the President of the United States permit the Transactions, unless Parent shall have determined not to file or has withdrawn the filing of notifications made by the parties to CFIUS.

     No Solicitation of Transactions. Each Principal Stockholder, severally and not jointly, has agreed that between the date of the Stockholders' Agreement and the date of termination of the Merger Agreement, such Principal Stockholder will not, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate, accept or encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Principal Stockholder has agreed to, and has agreed to direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any proposal, discussion, negotiation or enquiry received by such Principal Stockholder regarding any Acquisition Proposal. Each Principal Stockholder has agreed to promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or enquiry received by such Principal Stockholder regarding any Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

     Termination. The Stockholders' Agreement and all rights and obligations of the parties thereunder shall terminate upon the earlier of (a) the date upon which Purchaser shall have purchased and paid for all of the Shares of the Principal Stockholders in accordance with the terms of the Offer or pursuant to the exercise of the Options granted by the Principal Stockholders pursuant to the Stockholders' Agreement, (b) the date on which the Options have expired in accordance with the Stockholders' Agreement and (c) the termination of the Merger Agreement in accordance with its terms. Nothing in the Stockholders' Agreement shall relieve any party of liability for any breach of the Stockholders' Agreement.

THE NON-DISCLOSURE AGREEMENT AND THE NON-SOLICITATION AGREEMENT

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE NON-DISCLOSURE AGREEMENT AND THE NON-SOLICITATION AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NON-DISCLOSURE AGREEMENT AND THE NON-SOLICITATION AGREEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED AS EXHIBITS TO THE SCHEDULE TO FILED BY PURCHASER, PARENT AND ERICSSON WITH THE SEC IN CONNECTION WITH THE OFFER.

     Ericsson and the Company entered into a Non-Disclosure Agreement dated July 6, 2000 (the "Non-Disclosure Agreement"). The Non-Disclosure Agreement provides that, for a period of 3 years from the date of the Non-Disclosure Agreement, Ericsson agrees not to reveal, make known, make available, furnish or permit access to, whether or not intentionally ("Disclose"), any oral, written, or other information whatsoever, including information in documents and other recording media and information embodied in any item, which in connection with potential acquisition by Ericsson of a controlling interest in capital stock of the Company, is (i) obtained by Ericsson from or through the Company, (ii) obtained by or through the Company by an examination of any Item (as defined in the Non-Disclosure Agreement) or (iii) created by or through the Company with the use of the information in subclauses (i) or (ii) (the "Confidential Information"). Such Confidential Information includes ideas, inventions, discoveries, formulas, methods, designs, drawings, specifications, engineering and manufacturing data. Disclosure of Confidential Information shall not be made, whether directly or indirectly, in whole or in part, without the prior written consent of the Company, except solely to an officer, director or employee of Ericsson who has a need to know of such information for purposes related to the proposed transaction by Ericsson. Furthermore, for a period of 2 years from the date of the Non-Disclosure Agreement, Ericsson is prohibited from engaging in discussions with any person who is employed by the Company or becomes subsequently employed by the Company regarding employment opportunities with Ericsson or any of its affiliates.

     Ericsson and the Company entered into a Non-Solicitation Agreement, dated August 24, 2000 (as extended on September 14, 2000 and October 4, 2000) (the "Non-Solicitation Agreement"). The Non-Solicitation Agreement provides that, from the date of such agreement until the earlier to occur of (i) the execution of a definitive acquisition agreement and (ii) September 29, 2000 (as extended on September 14, 2000 and October 4, 2000), neither the Company nor any of its affiliates, officers, directors, employees, representatives or agents will (a) solicit, initiate, knowingly encourage or accept any other inquiries, proposals or offers from any person, (A) relating to any acquisition or purchase, directly or indirectly, of all or any significant portion of the Company or its assets or properties (other than the sale of products by the Company in the ordinary course of business), (B) enter into any merger, consolidation or other business combination with the Company, (C) enter into any other extraordinary business transaction involving or otherwise relating to the Company or (b) participate in any discussions, conversations, negotiations or other communications with any other person regarding, or furnish any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage to do any of the foregoing; provided, however, in the event the Company receives an unsolicited proposal, the Company may, to the extent the Company's Board, after obtaining advice from counsel, determines in good faith that it is necessary to do so in order to fulfill its fiduciary duties, enter into discussions or transactions with or provide information to such entity. Furthermore, from the date of the Non-Solicitation Agreement, the Company agreed to cease all existing discussions, conversations, negotiations and other communications with respect to the forgoing transactions set forth in (a) and (b) above.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent.

     Under Delaware Law and the Company's Amended and Restated Certificate of Incorporation, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that the Merger Agreement and the Transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company's stockholders, has approved the Merger (such approval having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has recommended that the Company's stockholders accept the Offer and tender their Shares in the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares present and entitled to vote thereon. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     The Merger Agreement provides that the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Transactions.

     The Merger Agreement provides that, promptly following the purchase by Purchaser of a number of Shares that satisfies the Minimum Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the Per Share Amount in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration to be received in a transaction are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

     Parent believes that the core business of the Company is high power linear amplifier techniques and plans to make major investments in this technology with an emphasis on commercial wireless applications. If possible and feasible, certain ongoing businesses of the Company that do not fit into this core business may be divested to an entity that can better take care of the needs of the relevant customers, but Parent has no concrete plans in this regard. Parent, however, plans to honor all of the Company's existing contracts. At this time, Parent does not intend to (i) reduce, eliminate or sell any of the Company's research and development facilities, (ii) change the quality of the Company's products or (iii) shut down or move offshore any of the Company's facilities in the United States.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend rate or policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

     12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement); or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; or (d) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock.

     13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     14.  CERTAIN CONDITIONS OF THE OFFER.

     THE FOLLOWING IS A SUMMARY OF PROVISIONS OF THE MERGER AGREEMENT REGARDING CONDITIONS TO THE OFFER. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may, subject to and to the extent permitted in the Merger Agreement, extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act or under any applicable material non-United States statutes or regulations shall not have expired or been terminated immediately prior to the expiration of the Offer, (iii) CFIUS shall have conducted a full investigation of the notification pursuant to the Exon-Florio Provision and shall not have recommended that the President of the United States permit the Transactions, unless Parent has withdrawn the filing of notification made by the parties with CFIUS, (iv) any waiting period applicable to the consummation of the Offer under the Arms Regulations shall not have expired or been terminated immediately prior to the expiration of the offer (it being agreed that Purchaser shall not be entitled to terminate the Offer on account of the failure of a condition set forth in clause (ii), (iii) or (iv) of this paragraph before February 1, 2001), or (v) at any time on or after the date of the Merger Agreement and immediately prior to the expiration of the Offer, any of the following conditions shall exist and continue to exist:

          (a) there shall have been instituted and be pending any Action instituted by any Governmental Authority (other than (w) any such Action in which a motion for a temporary restraining order, a preliminary injunction or a permanent injunction shall have been denied or shall have expired, or a judicial order granting any such temporary restraining order, preliminary injunction or permanent injunction shall have been reversed on appeal and not reinstated, (x) any such Action or proceeding in the United States in which the United States Department of Justice, or the Federal Trade Commission or any applicable state or authority does not file within 10 business days after commencement of such Action a motion seeking injunctive relief of the type referred to in clauses (1) through (5) of this paragraph
     (a), (y) an Action filed with consent of Parent or Purchaser, or (z) any Action that Parent and Purchaser shall not have used reasonable efforts to have dismissed) (1) seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to the Stockholders' Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (2) seeking to prohibit or materially limit (for reasons other than United States Department of Defense Facility Security Clearance) the ownership or operation, as a result of the Transactions, by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their affiliates, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (3) seeking to impose any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or the Stockholders' Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; (4) seeking to require divestiture, as a result of the Transactions, by Parent, Purchaser or any other affiliate of Parent of any Shares; or (5) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would have a Material Adverse Effect;

          (b) if any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action Purchaser and Parent shall have used their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

          (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, in each case, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the waiting period under the Arms Regulations to the Offer, the Stockholders' Agreement or the Merger, that results, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

          (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden that materially and adversely affects the ability of Parent to pay for the Shares for more than five business days after the expiration of the Offer or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Sweden that materially and adversely affects the ability of Purchaser and Parent to consummate the Offer or, in the case of any such calamity existing on the date hereof, a material acceleration or worsening thereof;

          (e) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders' Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger and the Stockholders' Agreement or the Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (f) any representation or warranty of the Company in the Merger Agreement, or of any Stockholder in the Stockholders' Agreement shall not have been true and correct at the time of the execution of the Merger Agreement (provided, however, that if any representation or warranty is qualified by "materiality", "Material Adverse Effect", or similar qualifier, for purposes of determining whether such representation is true and correct for this paragraph (f) such portion of such representation or warranty shall be read as if not so qualified), if any such failure to be true and correct, individually or in the aggregate, would be reasonably likely to result in a loss or diminution in value in an amount equal to or greater than $10,000,000; provided, however, that in determining whether any representation or warranty is not true or correct or the loss of diminution that is reasonably likely to result from such inaccuracy, the effect of any of the matters described in (ii)(B) and (ii)(C) of the definition of Excluded Matters shall be disregarded; provided, further, that in determining whether the representation and warranty contained in Section 4.08(b) is not true or correct or the loss of diminution that is reasonably likely to result from such inaccuracy, the effect of any Excluded Matters shall be disregarded;

          (g) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of the Company that is then required to be performed or complied with by it under the Merger Agreement, such material agreements or covenants consisting only of those agreements or covenants listed in Annex B to the Merger Agreement, or the Stockholders shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders that is then required to be performed or complied with by them under the Stockholders' Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, provided that the Minimum Condition may not be waived to be less than 50.6% of the total issued and outstanding Shares on a Fully Diluted Basis. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of (i) except as set forth below, any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14 for certain conditions of the Offer.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, a notification is required by German competition law which Ericsson will make shortly to the Federal Cartel Office. The purchase of Shares in the Offer may not be completed until (i) the transaction has been declared compatible with the German market by the Federal Cartel Office, (ii) the Federal Cartel Office has failed to initiate an in-depth investigation within one month from the notification, or (iii) the Federal Cartel Office has failed to make a decision within four months of the notification. The laws of other of those foreign countries and jurisdictions where the Company owns property and conducts business may also require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such other countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the Surviving Corporation's operations conducted in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, Purchaser cannot be certain that such approvals or consents will be granted, and, if such approvals or consents are received, Purchaser cannot be certain as to the date of those approvals or consents. In addition, Purchaser cannot be certain that it will be able to cause the Company or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for the Company or any of its subsidiaries after purchase of the Shares pursuant to the Offer or the Merger.

     Government Approvals. According to publicly available information, the Company is engaged in the manufacturing and developing of certain products that require the licensing and approvals of certain government entities. Purchaser cannot be certain that the Company or its subsidiaries will receive all required approvals or licenses or that the failure to do so will not have adverse consequences for the Company or any of its subsidiaries after purchase of the Shares pursuant to the Offer or the Merger. According to publicly available information, MPD currently has a facility security clearance from the U.S. Department of Defense which will automatically terminate upon consummation of the Offer. Purchaser cannot be certain that loss of the facility security clearance will have adverse consequences for the Company or any of its subsidiaries.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 12, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote determined that the Merger Agreement and the Transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, the Company's stockholders. Accordingly,
Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     HSR Filing. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on October 17, 2000, Ericsson filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Ericsson. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on November 1, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information and documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Ericsson has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information and documentary material from Ericsson and/or the Company with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order or by consent of Ericsson. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and
Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Ericsson, Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Ericsson, Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Exon-Florio. The Purchaser and the Company expect, as soon as practicable after the date hereof, to jointly file with the Committee on Foreign Investment in the United States ("CFIUS") a voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950 and the regulations thereunder (the "Exon-Florio Provision") with respect to the Offer and the Merger. Under the Exon-Florio Provision, the President of the United States is authorized to prohibit or suspend an acquisition, merger or takeover by a foreign person of a person engaged in interstate commerce in the United States if the President determines, after investigation, that (i) there is credible evidence that leads him to believe that such a foreign person in exercising control of such an acquired person might take action that threatens to impair the national security of the United States and (ii) other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Provision, notice of an acquisition, merger or takeover by a foreign person may be made to CFIUS either voluntarily by the parties to such proposed transaction or by any member of CFIUS. CFIUS comprises representatives of the Departments of the Treasury, State, Commerce, Defense, and Justice, the Offices of Management and Budget and Science and Technology Policy, the United States Trade Representative and the Council of Economic Advisors, as well as the Assistants to the President for National Security Affairs and for Economic Policy.

     A determination that a formal investigation is called for must be made within 30 days after notification of a proposed acquisition, merger, or takeover is first filed with CFIUS. If CFIUS decides to initiate a formal investigation, it must complete the investigation and make a recommendation to the President within 45 calendar days after the commencement thereof. Thereafter, the President must reach his decision within 15 calendar days. If CFIUS declines to investigate, it will send a letter to the parties stating that action under the Exon-Florio Provision is concluded. The Exon-Florio Provision does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if a notification is not made. If no notification is made, however, such an acquisition, merger or takeover may remain indefinitely subject to divestment should the President subsequently determine that the national security of the United States may be threatened or impaired.

     Although Purchaser believes that the Offer and the Merger should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation thereof, and if an investigation is commenced, there can be no assurance regarding the outcome of such investigation.

     ITAR. The International Traffic in Arms Regulations require companies, like the Company, that are registered with the Office of Defense Trade Controls of the United States Department of State (the "ODTC") to manufacture defense articles to notify the ODTC 60 days in advance of a transfer of ownership or control to a foreign person. On September 22, 2000, the Company filed with the ODTC of the United States Department of State a notification of the proposed change in the ownership and control of the Company.

     16. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Goldman, Sachs is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Ericsson and Parent in connection with the acquisition of the Company. Ericsson has agreed to pay Goldman, Sachs reasonable and customary compensation for such services. Ericsson has also agreed to reimburse Goldman, Sachs for all reasonable out-of-pocket expenses incurred by Goldman, Sachs, including the reasonable fees and expenses of legal counsel, and to indemnify Goldman, Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          ERICSSON MPD ACQUISITION CORP.

Dated: October 20, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated under such person's name, such person is a citizen of the United States. Unless otherwise indicated, the current business address of each person is 740 E. Campbell Road, Richardson, Texas 75081.

Name, Citizenship and              Current Principal Occupation or Employment; Material Positions
Current Business Address           Held During the Past Five Years and Business Addresses Thereof
------------------------           --------------------------------------------------------------
Lawrence Lyles                     President and Chairman of Purchaser. He is presently a
                                   director of Parent and has served as Vice President and
                                   General Counsel of Parent since 1 September 1997 and has been employed by Parent since 1986.
John Moore                         Treasurer and Secretary of Purchaser. He has been Associate
                                   General Counsel of Parent since 1997 and has been employed by
                                   Parent since 1993.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated under such person's name, such person is a citizen of the United States. Unless otherwise indicated, the current business address of each person is 740 E. Campbell Road, Richardson, Texas 75081.

Name, Citizenship and              Current Principal Occupation or Employment; Material Positions
Current Business Address           Held During the Past Five Years and Business Addresses Thereof
------------------------           --------------------------------------------------------------
Michael Gillert                    Vice President, Treasurer. He has served as Vice President,
                                   Treasurer of Parent since 1985.
Lawrence Lyles                     Vice President and General Counsel and Director of Parent
                                   since September 1, 1997. He has been employed by Parent since
                                   1986.
Per-Arne Sandstrom                 President and CEO of Parent since March 2000. He has been
                                   employed by Ericsson in various senior positions since 1993.
Citizenship: Sweden                In 1998 he was Managing Director of Division Cellular Systems
                                   (Ericsson Ltd.) UK for 6 months.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF ERICSSON

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Ericsson. Unless otherwise indicated under such person's name, such person is a citizen of Sweden.

Name, Citizenship and            Current Principal Occupation or Employment; Material Positions
Current Business Address         Held During the Past Five Years and Business Addresses Thereof
------------------------         --------------------------------------------------------------
Karl-Arne Ingemar Alsmar         Executive Vice-President of Ericsson since June 2000. He was previously President of Ericsson GmbH (Fritz-Vomfelde Str 26,
Ericsson Ltd.                    D40547 Dusseldorf, Germany) from 1997 to 2000; and
1 St James' Square               Vice-President and General Manager of Ericsson Business
London SW14 4ER                  Networks AB (Landsvagen 66, 17287 Sundbyberg, Sweden) from
United Kingdom                   1993 to 1997.

Ragnar Back                      Executive Vice-President of Ericsson since 2000. He has been responsible for Ericsson Ltd. market activities since March
Ericsson Ltd.                    2000. He was President of Ericsson Italy (Via Anagnina 203, CP
1 St James' Square               4235 Rome) from 1997 to 2000, and President of Ericsson
London SW14 4ER                  Enterprise AB (Augustendalsvagen 21, SE-131 89 Stockholm,
United Kingdom                   Sweden) from 1995 to 1997. He has been employed by various
                                 Ericsson entities since 1969.

Monica Bergstrom                 Deputy Director of Ericsson since 1998 (employee
                                 representative). She has been employed by Ericsson Telecom AB
Ericsson Telecom AB              since 1996, and was previously employed by Ericsson Radio
SE-14980 Nynashamn               Messaging AB (Rissneleden 6, 17298 Sundbyberg, Sweden) from
Sweden                           1994.

Christer Binning                 Deputy Director of Ericsson since 1994 (employee
                                 representative). He has been employed by Ericsson Mobile
Ericsson Mobile                  Communications AB since 1990.
Communications AB
Box 901
SE-69229 Kumla
Sweden

Mats Dahlin                      Executive Vice-President of Ericsson since 1998 and President of Ericsson Radio Systems AB. He has been employed by Ericsson
Ericsson Radio Systems AB        since 1980.
Torshamnsgat. 23
SE-164 80 Stockholm
Sweden

Goran Engstrom                   Director of Ericsson since 1994 (employee representative). He is Marketing Manager of Ericsson Microwave Systems AB, where
Ericsson Microwave Systems AB    he has been employed since 1973.
Flojelbergsgatan 2a
SE-43184 Molndal
Sweden

Niall FitzGerald                 Director of Ericsson since 2000. He is Chairman of Unilever plc where he has been employed since 1967.
Unilever plc
Unilever House, Blackfriars,
London EC4P 4BQ
United Kingdom
Citizenship: Ireland

Sten Fornell                     Executive Vice-President and Chief Financial Officer of
                                 Ericsson since 1999. He has been employed by Ericsson since
SE-126 25 Stockholm              1982.
Sweden

Name, Citizenship and            Current Principal Occupation or Employment; Material Positions
Current Business Address         Held During the Past Five Years and Business Addresses Thereof
------------------------         --------------------------------------------------------------
Bengt Forssberg                  Executive Vice-President of Ericsson responsible for market area Latin America since 1998. He has been employed by
Ericsson Latin America, Inc.     Ericsson since 1960.
601 Brickell Key Drive
Courvoiser Center II, Suite 511
Miami, Florida 33131

Tom Hedelius                     Deputy Chairman and Director of Ericsson since 1991. He is
                                 Chairman of Svenska Handelsbanken, where he has been employed
Svenska Handelsbanken,           since 1967. He is also Chairman of the Board of Bergman &
SE-10670 Stockholm               Beving, Svenska Le Carbone, and the Foundation of Anders
Sweden                           Sandrew; Deputy Chairman of Industivarden, member of the
                                 Boards of Volvo and SCA and member of the SAS Assembly of
                                 Representatives.

Jan Hedlund                      Director of Ericsson since 1994 (employee representative). He is a metal worker and has been employed Ericsson Radio Access
Ericsson Radio Access AB         AB since 1996, and previously worked for Ericsson Telecom AB
Torshamnsgatan 21-23             from 1993.
SE-16480 Stockholm
Sweden

Kurt Hellstrom                   President of Ericsson since July 1999. He has been employed by
                                 Ericsson since 1984, holding various senior positions. From
Telefonaktiebolaget LM Ericsson  1990 to 1998 he was head of Ericsson Business Area Radio
SE-126 25 Stockholm              Communication and President of Ericsson Radio Systems AB. In
Sweden                           1999 he was appointed Executive Vice President of Ericsson and
                                 President of Ericsson Asia Pacific Limited, Hong Kong.

Goran Lindahl                    Director of Ericsson since 1999. He is President and CEO of
                                 ABB Ltd, where he has been employed since 1988. He is a member
ABB Ltd.                         of the Board of DuPont and a member of the Salomon Smith
Postfach 8131                    Barney International Advisory Board.
CH-8050 Zurich
Switzerland

Per Lindh                        Director of Ericsson since 1995 (employee representative,
                                 Deputy from 1994). He has been employed by Ericsson since
Ericsson Enterprise AB           August 1978.
Augustendalsvagen 21
SE-131 89 Stockholm
Sweden

Einar Lindqvist                  Executive Vice-President of Ericsson since 2000 and President of Ericsson Telecom AB since 1998. He was Vice-President and
Ericsson Telecom AB              General Manager of Ericsson Telecom AB (Wireline Systems) from
SE-126 25 Stockholm              1998 to 2000, President of Allgon Enterprises (US) from 1996
Sweden                           to 1997 and Vice-President of Ericsson, Inc. (Private Radio
                                 Systems) from 1995 to 1997.

Sverker Martin-Lof               Director of Ericsson since 1993 (Deputy from 1991). He is
                                 President and CEO of SCA, where he has been employed since
Box 7827                         1986; and a Member of the Boards of the Federation of Swedish
SE-103 97 Stockholm              Industries and the Swedish Forest Industries' Association.
Sweden

Bert Nordberg                    Executive Vice-President of Ericsson since 2000. He has been employed by Ericsson since 1996. He was previously employed by
Telefonaktiebolaget LM Ericsson  Digital Systems Services AB (Allen 6, SE-172 87 Sundbyberg),
SE-126 25 Stockholm              where he served as President from 1986 to 1996.
Sweden

Name, Citizenship and            Current Principal Occupation or Employment; Material Positions
Current Business Address         Held During the Past Five Years and Business Addresses Thereof
------------------------         --------------------------------------------------------------
Eckhard Pfeiffer                 Director of Ericsson since 2000. He has been Chairman of
                                 Intershop Communications AG since 1999. He is also Chairman of
7 Saddlebrook Lane,              the Board of Ricardo AG, and member of the Boards of General
Houston, Texas 77024             Motors, Hughes Electronics, IFCO Systems, NxView Technologies
Citizenship: Germany             and the Advisory Board of Deutsche Bank. From 1983 to 1999 he
                                 was employed by the Compaq Computer Corp. Since 1999 he has been employed by Intershop Comm. (303 Second St, 10th Floor N,
                                 San Francisco CA 94107).

Haijo Pietersma                  Executive Vice-President of Ericsson since 2000. He has been employed in various positions by various Ericsson entities
Ericsson Enterprise AB           since 1978, and was President of Ericsson Telecommunicatie
SE-131 89 Stockholm              B.V. (Ericssonstraat 2, P.O. Box 8, NL-5120 AA Rijen, The
Sweden                           Netherlands) from 1994 to 1998. In 1998 he was also Executive
Citizenship: The Netherlands     Vice President of Ericsson Telecom AB for three months.

Lars Ramqvist                    Chairman and CEO of Ericsson, and Director since 1990. He is also chairman of the board of directors of Skandia and Volvo.
Telefonaktiebolaget LM Ericsson  He is also a member of the board of directors of AstraZeneca
SE-126 25 Stockholm              plc and SCA, deputy chairman of the Federation of Swedish
Sweden                           Industries and a member of the Royal Swedish Academy of
                                 Sciences, the Royal Swedish Academy of Engineering Sciences
                                 and the European Round Table of Industrialists.

Clas Reuterskiold                Director of Ericsson since 1994. He is CEO of AB
                                 Industrivarden, of which he has been an employee since 1994.
AB Industrivarden                He is also a member of the board of directors of
Box 5403                         Handelsbanken, SCA, Sandvik and Skanska.
SE-114 84 Stockholm
Sweden

Per-Arne Sandstrom               Executive Vice President of Ericsson since 2000. He has been
                                 President and CEO of Parent since March 2000 and was
Ericsson, Inc.                   previously employed by Ericsson Radio Systems AB, Stockholm,
740 East Campbell Road           since 1993. He joined Ericsson in 1988. In 1998 he was
Richardson, Texas 75081          Managing Director of Division Cellular Systems (Ericsson Ltd)
                                 UK for 6 months. He is a member of the board of the Cellular
                                 Telephone Industry Association.

Kjell Sorme                      Executive Vice-President of Ericsson since 2000. Since 1999, he has been President of Ericsson Asia Pacific. From 1990 to
Ericsson Asia Pacific Limited    1999 he was Managing Director of Ericsson Australia Pty. Ltd
12/F & 15/F Devon House,         (360 Elizabeth Street, PO Box 256C, Melbourne, Victoria 3000,
Talkoo Place, 979 King's Road    Australia).
Quarry Bay
Hong Kong

Peter Sutherland                 Director of Ericsson since 1996. He has been Chairman of BP
                                 Amoco and Goldman Sachs International, UK, since 1995. He is
Goldman Sachs International      also a member of the board of directors of Investor, ABB Ltd.
Peterborough Court               and the Foundation of World Economic Forum. He is employed by
133 Fleet Street                 Goldman Sachs and has been since before 1995.
London EC4A 2BB
United Kingdom
Citizenship: Ireland

Name, Citizenship and            Current Principal Occupation or Employment; Material Positions
Current Business Address         Held During the Past Five Years and Business Addresses Thereof
------------------------         --------------------------------------------------------------
AAke Svenmarck                   Deputy Director of Ericsson since 2000 (employee
                                 representative). He is a senior specialist in antenna systems
Ericsson Radio Systems AB        with Ericsson Radio Systems, where he has been employed since
Torshamnsgatan 21-23             1995.
SE-16480 Stockholm
Sweden

Michael Thurk                    Executive Vice President of Ericsson since 2000 and President of Ericsson Datacom, Inc. since 1998. He was previously
Ericsson Datacom, Inc.           employed by Xyplex Networks from 1996 to 1998 (295 Foster St.,
77 South Bedford St              Littleton, MA) and by General Datacom Inc. from 1994 to 1996
Burlington, MA 01803             (Middlesex Turnpike, Middlebury, CT). He is a member of the
Citizenship: United States       board of directors of the Massachusetts Telecommunication
                                 Council and Mariposa Technology (1129 N. McDowell Boulevard,
                                 Petaluma, CA 94954-110).

Marcus Wallenberg                Deputy Chairman of Ericsson and Director since 1996. He is
                                 President and CEO of Investor AB by whom he has been employed
Investor AB                      since 1993. He is also deputy chairman of Saab and a member of
Arsenalsgatan 8c                 the board of directors of AstraZeneca AB, AstraZeneca plc,
SE-103 32 Stockholm              Investor AB, Scania AB, Stora Enso Oy, SAS Assembly of
Sweden                           Representatives and the Foundation of Knut and Alice
                                 Wallenberg.

Jan Wareby                       Executive Vice President of Ericsson since 1998. He has been
                                 President of Ericsson Consumer Products Ltd since mid-2000. He
Ericsson Consumer Products Ltd.  has been employed in various senior positions by Ericsson
1 St James' Square               since 1980.
London SW14 4ER
United Kingdom

                                                                     SCHEDULE II

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

     None.

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    [ChaseMellon Shareholder Services Logo]

                           By Facsimile Transmission:
                       (for Eligible Institutions only):
                                 (201) 296-4293

                             Confirm by Telephone:
                                 (201) 296-4860

     By Overnight Courier:                 By Mail:                        By Hand:
   Reorganization Department       Reorganization Department       Reorganization Department
      85 Challenger Road                 P.O. Box 3301                   120 Broadway
      Mail Stop -- Reorg.         South Hackensack, NJ 07606              13th Floor
   Ridgefield Park, NJ 07660                                          New York, NY 10271

                               Other Information:

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                       [Innisfree M&A Incorporated Logo]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                 Call Collect: (212) 902-1000 or (800) 323-5678